Exhibit 10.127

Air Lease Corporation

Non-Employee Director Compensation

(Since January 1, 2017)

Retainers
Annual Board Retainer:	$ 80,000

Committee Member Retainer:
Audit	$ 15,000
Compensation	$ 10,000
Nominating and Corporate Governance	$ 10,000

Additional Committee Chair Retainer:
Audit	$ 20,000
Compensation	$ 10,000
Nominating and Corporate Governance	$ 10,000

Lead Director Retainer:	$ 50,000

Non-employee directors receive annual retainer fees quarterly on the date of the Board Meeting in the applicable quarter, paid in cash.

Non-employee directors may be paid conditional meeting fees if there are periods of unexpected and increased participation required by the non-employee directors, and a per diem fee in certain circumstances. A non-employee director will receive a meeting fee of $1,500 per meeting (i) if he or she attends a number of Board meetings in excess of the number of scheduled meetings plus two additional Board meetings during the applicable calendar year or (ii) if he or she attends during the applicable year a number of meetings of a committee on which he or she serves, in excess of the number of scheduled meetings plus two additional meetings of that committee for that year.

Non-employee directors may be paid a per diem fee of $2,500 for non-ordinary course Board or committee activity (excluding any educational events) subject to the approval of the Board of Directors, the Chairman of the Board or the Lead Director of the Board.

As a matter of policy, a non-employee director may elect to receive all or a portion of the cash compensation in the form of outright shares of the Company’s Class A Common Stock.   The number of outright shares issued in lieu of cash compensation is determined by dividing the cash compensation by, the fair market value of a share of the Company’s Class A Common Stock on the date of grant (rounded down to the next whole share) based on the closing price on the date of grant. Outright shares issued in lieu of Board cash compensation are issued as of the same date as the quarterly cash payment is made.

Non-Employee Director Equity Program Annual Equity Grant:  An annual grant of Restricted Stock Units (“Annual Director Grant”)  is to be made each year on the date of the Annual Meeting of Stockholders, with a value of $120,000.

Alternatively, annually a non-employee director may elect to defer the receipt of the shares of his or her vested Annual Director Grant beyond the one-year vesting period. Directors may elect to defer receipt of his or her shares until separation from service or alternatively, may elect a deferral period of 5 years or 10 years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date. Deferred RSUs receive dividend equivalent rights which are reinvested in additional RSUs based on the market price of the Company’s Class A Common Stock on the date the dividends are paid.

Initial Equity Grant:  For a non-employee director who becomes a member of the Board of Directors on or after the date of grant of the Annual Equity Grant, a grant of Restricted Stock Units (“Initial Director Grant”) is to be made on the date of the first meeting of the Board of Directors which is held when the new director is a member of the Board, with a value of $180,000.  A new director will then be eligible to receive an Annual Equity Grant in the calendar year after the year when the director joins the Board.

Terms of Annual Grant and Initial Grant Director Restricted Stock Units

The number of Restricted Stock Units is determined by dividing the value of the grant by the closing price of Air Lease Corporation Class A Common Stock on the date of grant (rounded down to the next whole share).  The restricted stock units will vest in full on the first anniversary of the date of grant, unless the director terminates service prior to such date. If termination of service is in connection with a change of control before the first anniversary date of the grant date, the Restricted Stock Unit will vest in full upon such termination of service.    If the Board service of a non-employee director terminates for any reason other than a change in control, the Restricted Stock Units will vest on a prorated daily basis according to the number of days between the grant date and termination of service divided by 365.  Each RSU entitles a director to receive on the vesting date one share of the Company’s Class A Common Stock unless a director elects to defer the receipt of the shares beyond the vesting date as described above.

Other Arrangements

Non-employee directors are reimbursed for travel and lodging expenses incurred in connection with their attendance at meetings. The Company enters into agreements with non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under the Company’s certificate of incorporation and bylaws, subject to certain requirements and limitations.